Exhibit 99.1

           PAB Bankshares, Inc. Announces Fourth Quarter 2004 Dividend

     VALDOSTA, Ga.--(BUSINESS WIRE)--Dec. 2, 2004--On Tuesday, November 30, 2004, the Board of Directors for PAB Bankshares, Inc. (AMEX: PAB) approved a quarterly dividend in the amount of $0.10 per share payable by January 14, 2005 to the Company's stockholders of record on December 31, 2004. "It is our intention to provide a consistent return on our stockholders' investment in our Company," stated the Company's Chief Financial Officer, Jay Torbert. "We consider several factors, including the Company's capital position, recent earnings history, our outlook on earnings for the current quarter and for the coming year, recent dividend history, and certain market conditions in determining the quarterly dividend rate," added Torbert.
     The Company's sole operating subsidiary bank, The Park Avenue Bank, operates 17 branch offices and two loan production offices in Valdosta, Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, and Stockbridge, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the products and services offered by The Park Avenue Bank is available on the Internet at www.parkavebank.com.

     Certain matters set forth in this news release are forward-looking statements, including our outlook on earnings and dividends, and are based upon management's beliefs as well as assumptions made by and data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by our Bank; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully;
(6) adverse changes may occur in the bond and equity markets; (7) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and (8) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals. The Company undertakes no obligation to revise these statements following the date of this press release.

     CONTACT: PAB Bankshares, Inc.
              Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
              jayt@parkavebank.com